Exhibit 99.1

Technitrol Reports Q208 Results

PHILADELPHIA--(BUSINESS WIRE)--Technitrol, Inc. (NYSE:TNL) announced financial results for its second fiscal quarter ended June 27, 2008. Second-quarter highlights include:

  Consolidated revenues of $319.5 million reflect an increase of $61.0 million, or 23.6%, from the second quarter of 2007. Excluding approximately $35.9 million of revenue from the Sonion acquisition, plus the positive effect of changes in foreign exchange rates, revenues were comparable to the year-earlier period. Compared with the previous quarter, second-quarter revenues, excluding the acquisition and effect of foreign exchange rates, grew by 6.2%;
  Non-GAAP operating profit (see tables below reconciling non-GAAP to GAAP operating profit of $7.5 million) was $12.8 million, compared with guidance of approximately $12 million issued on July 2, 2008, and adjusted EBITDA was $27.3 million (see table that computes adjusted EBITDA);
  Second-quarter operating profit was below the company’s April forecast due to less-than-anticipated contributions from the former Sonion acoustical and wireless communication transducer businesses, lower-than-forecasted demand for higher-margin wireline products, continuing economic stagnation in North America, and disruption of electronic component production by the May 12 earthquake in China;
  Net earnings were affected by foreign exchange losses of $2.0 million plus an estimated $1.7 million unfavorable impact of a weaker U.S. dollar than that assumed in the April forecast on operating costs paid in other currencies on dollar-denominated sales; and
  Despite lowered operating profit, Technitrol paid down approximately $4 million of long-term debt during the quarter.

For the foreseeable future, Technitrol does not expect any significant changes in market strength or overall product demand. The company has instituted plans to expand revenues and substantially improve the profit performance of the former Sonion operations. On revenues comparable to the second quarter, Technitrol expects third-quarter operating profit, excluding severance, impairment and other associated costs, to increase to approximately $22 million, driven by anticipated sales mix and operating improvements, benefits of recent price increases instituted by both the Electronic Components and Electrical Contact Products Groups, and the benefits of new cost-reduction measures in the Electronics business. In the fourth quarter, further cost reductions and a full quarter of higher product pricing are expected to drive operating profit, on a comparable basis, approximately 35% higher than in the third quarter.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended March 28, 2008 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.
  An inability to adequately respond to changes in technology or customer needs may decrease our sales.
  If our inventories become obsolete, our future performance and operating results will be adversely affected.
  An inability to capitalize on our recent or future acquisitions may adversely affect our business.
  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.
  An inability to identify additional acquisition opportunities may slow our future growth.
  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.
  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.
  Costs associated with precious metals and base metals may not be recoverable.
  Competition may result in lower prices for our products and reduced sales.
  Fluctuations in foreign currency exchange rates may adversely affect our operating results.
  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.
  Shifting our operations between regions may entail considerable expense.

  Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.
  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.
  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.
  The unavailability of insurance against certain business risks may adversely affect our future operating results.
  Environmental liability and compliance obligations may affect our operations and results.
  An increase in our debt levels could adversely affect our financial position, liquidity and perception of our financial condition in the financial markets.
  Our results may be negatively affected by changing interest rates.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, July 24, 2008 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on July 24, 2008 and concluding at midnight, July 31, 2008. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Six Months Ended
	6/27/2008	6/29/2007	6/27/2008	6/29/2007

Net sales	$319,489	$258,512	$594,347	$512,944
Cost of goods sold	257,305	201,232	476,021	400,922
Gross profit	62,184	57,280	118,326	112,022
Selling, general and administrative expenses	51,963	33,738	92,775	70,474
Severance, impairment and other associated costs	2,672	1,308	4,637	11,223
Operating profit	7,549	22,234	20,914	30,325

Interest expense, net	(4,958)	(986)	(7,044)	(2,238)
Other (expense) income, net	(2,049)	1,018	1,861	1,269
Net earnings before income taxes and minority interest	542	22,266	15,731	29,356
Income taxes	753	1,229	1,124	3,418
Minority interest, net of income taxes	(313)	(95)	(394)	(285)
Net (loss) earnings	(524)	20,942	14,213	25,653

Basic (loss) earnings per share	(0.01)	0.52	0.35	0.63

Diluted (loss) earnings per share	(0.01)	0.51	0.35	0.63

Weighted average common and equivalent shares outstanding	40,730	40,744	40,803	40,702

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Six Months Ended
	6/27/2008	6/29/2007	6/27/2008	6/29/2007
Net sales
Electronic components	$209,506	$166,228	$380,376	$330,189
Electrical contact products	109,983	92,284	213,971	182,755
Net sales	319,489	258,512	594,347	512,944
Operating profit
Electronic components	960	15,864	8,515	18,964
Electrical contact products	6,589	6,370	12,399	11,361
Operating profit	7,549	22,234	20,914	30,325

FINANCIAL POSITION
(in thousands, except per-share amounts)	6/27/2008	12/28/2007
	(unaudited)

Cash and equivalents	$28,698	$116,289
Trade receivables, net	216,174	164,859
Inventories	171,057	122,115
Other current assets	34,607	24,864
Fixed assets	200,718	97,767
Other assets	613,163	295,459
Total assets	1,264,417	821,353
Accounts payable	125,245	104,214
Accrued expenses	116,246	92,096
Long-term debt	360,073	10,467
Other long-term liabilities	43,680	43,550
Total liabilities	645,244	250,327
Minority interest	10,342	9,947
Shareholders' equity	608,831	561,079
Total liabilities and shareholders’ equity	1,264,417	821,353
Net worth per share	14.85	13.72
Shares outstanding	40,995	40,901

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	6/27/08	3/28/08	6/29/07

Net (loss) earnings	$(524)	$14,737	$20,942
Minority interest	313	81	95
Income taxes	753	371	1,229
Interest expense, net	4,958	2,086	986
Other expense (income)	2,049	(3,910)	(1,018)
Depreciation and amortization	14,673	10,200	8,511
EBITDA	22,222	23,565	30,745
Severance, impairment and other associated costs	2,672	1,965	1,308
Other adjustments: impact of purchase accounting adjustments	2,424	1,327	--
Adjusted EBITDA	27,318	26,857	32,053

2. Net earnings per diluted share excluding severance, impairment and other associated costs and other adjustments

	Quarter Ended
	6/27/08	3/28/08	6/29/07

Net (loss) earnings per diluted share, GAAP	$(0.01)	$0.36	$0.51
After-tax severance, impairment and other associated costs, per share	0.06	0.04	0.03
Other adjustments: purchase accounting adjustments, accelerated depreciation, impact of settlement of foreign exchange forward contract, amortization of a retired credit facility’s fees and benefits of a favorable retroactive tax adjustment, per share	0.05	(0.06)	(0.05)
Net earnings per diluted share excluding severance, impairment and other associated costs and other adjustments	0.10	0.34	0.49

3. Segment operating profit excluding severance, impairment and other associated costs, purchase accounting adjustments and accelerated depreciation

	Quarter Ended
	6/27/08	3/28/08	6/29/07

Electronic components operating profit	$960	$7,555	$15,864
Pre-tax severance, impairment and other associated costs	2,447	1,965	1,214
Pre-tax impact of purchase accounting adjustments and accelerated depreciation	2,568	1,563	--
Electronic components operating profit, excluding severance, impairment and other associated costs, purchase accounting adjustments and accelerated depreciation	5,975	11,083	17,078

Electrical contact products operating profit	6,589	5,810	6,370
Pre-tax severance, impairment and other associated costs	225	--	94
Electrical contact products operating profit, excluding severance, impairment and other associated costs	6,814	5,810	6,464

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments, is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright (C) 2008 Technitrol, Inc. All rights reserved

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428